Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Brista Corp. on Amendment No. 4 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 10, 2013, on the balance sheet of Brista Corp as of July 31, 2013 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from December 20, 2012 (Inception) to July 31, 2013, our review report dated December 23, 2013, with respect to the unaudited interim financial statements on the balance sheet of Brista Corp. as of October 31, 2013 and the related statements of operations, changes in stockholder’s equity (deficit) and cash flows for the three month period ended October 31, 2013 and the period from December 20, 2012 (Inception) to October 31, 2013, and of our review report dated March 28, 2014, with respect to the unaudited interim financial statements on the balance sheet of Brista Corp. as of January 31, 2014 and the related statements of operations, changes in stockholder’s equity (deficit) and cash flows for the three and six month periods ended January 31, 2014 and the period from December 20, 2012 (Inception) to January 31, 2013 which appear in such Registration Statement.

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We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

March 28, 2014                                                                                                Cutler & Co. LLC